       As filed with the Securities and Exchange Commission on May 9, 2000
                                                        Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                 ______________
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 _______________
                    PENNSYLVANIA REAL ESTATE INVESTMENT TRUST
             (Exact Name of Registrant as Specified in Its Charter)
                                 _______________

                            Pennsylvania                                                        23-6216339
                   (State or other jurisdiction of                                (I.R.S. Employer Identification Number)
                     Incorporation or Organization)

                                                                                              Jeffrey A. Linn
                                                                              Senior Vice President-Acquisitions & Secretary
                  The Bellevue, 200 S. Broad Street                                  The Bellevue, 200 S. Broad Street
                  Philadelphia, Pennsylvania  19102                                  Philadelphia, Pennsylvania 19102
                           (215) 875-0700                                                     (215) 875-0700
         (Address, Including Zip Code, and Telephone Number,                 (Name, Address, Including Zip Code, and Telephone
  Including Area Code, of Registrant's principal Executive Offices)         Number, Including Area Code, of Agent for Service)

                             _______________________
                                    Copy to:
                             Howard A. Blum, Esquire
                           Drinker Biddle & Reath LLP
                     One Logan Square, 18th & Cherry Streets
                      Philadelphia, Pennsylvania 19103-6996
                                 (215) 988-2700

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                          Amount               Proposed Maximum          Proposed Maximum           Amount of
           Title of Shares                 to be                Offering Price               Aggregate            Registration
          to be Registered              Registered               Per Share (1)           Offering Price(1)             Fee
-----------------------------------------------------------------------------------------------------------------------------------
Shares of Beneficial Interest,           400,000                  $17.65625                 $7,062,500               $1,865
$1.00 par value
===================================================================================================================================

(1) Estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee. The price and fee are based on the average of the highest and lowest selling prices of the Trust's shares of beneficial interest on May 8, 2000 on the New York Stock Exchange.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                    Subject to completion, dated May 9, 2000

                                   PROSPECTUS

                                 400,000 SHARES
                    PENNSYLVANIA REAL ESTATE INVESTMENT TRUST
                          SHARES OF BENEFICIAL INTEREST
                           (PAR VALUE $1.00 PER SHARE)

         We are the sole general partner of, and hold indirectly most of the limited partner interests in, PREIT Associates, L.P., a Delaware limited partnership that is our operating partnership. PREIT Associates owns 95% of the equity, but none of the voting equity, of PREIT-RUBIN, Inc., a Pennsylvania corporation. PREIT-RUBIN provides management services to, among others, some properties in our portfolio of properties.

         In recognition of the importance of PREIT-RUBIN's and our own employees to our success, our Board of Trustees approved on March 24, 1999, the 1999 Equity Incentive Plan, under which we may:

         o grant incentive stock options and stock options that do not qualify as incentive stock options under the Internal Revenue Code of 1986 to our key employees and the key employees of some of our subsidiaries;

         o grant Restricted Stock, Stock Appreciation Rights, Performance Stock, Dividend Equivalent Rights, and/or Loans to such key employees; and

         o transfer nonqualified stock options to PREIT-RUBIN for adequate consideration to provide PREIT-RUBIN with a means of acquiring our shares for PREIT-RUBIN's use in granting options to its employees and employees of its subsidiaries.

         We expect the 1999 Equity Incentive Plan to help us to attract and retain key employees and to motivate them to exercise their best efforts on our behalf and on behalf of PREIT-RUBIN. The aggregate number of shares subject to the 1999 Equity Incentive Plan is 400,000 of which only 247,000 shares are newly authorized. The remaining 153,000 shares were consolidated from our other stock option plans and PREIT-RUBIN's stock option plans by reducing the number of shares authorized and available previously under those plans.

         On May 8, 2000, the closing price of our shares on the New York Stock Exchange was $17.6875 per share. Our principal executive offices are located at The Bellevue, 200 S. Broad St., Philadelphia, Pennsylvania 19102, telephone:
(215) 875-0700.

         See "RISK FACTORS" beginning on page 2 of this prospectus for some factors relevant to an investment in the shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

         The date of this prospectus is May __, 2000.

         You should rely only on the information incorporated by reference or contained in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus or the applicable prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of this prospectus or the applicable prospectus supplement or of any sale of our securities.

         In this prospectus, "we", "us", "our" and the "Trust", each refers to Pennsylvania Real Estate Investment Trust. Unless the context indicates otherwise, the term "Company" includes the Trust, PREIT Associates and their subsidiaries and affiliates, including PREIT-RUBIN. The term the "properties" means all of the Company's real estate assets.

                                  RISK FACTORS

         Before you decide to invest, you should consider carefully the risks described below, together with the information provided in the other parts of this prospectus. Our ability to make expected distributions to shareholders and debt service payments to lenders, as well as our prospects as a whole, could be affected by any or all of these factors or others not mentioned below.

         Real Estate Industry

         We face risks associated with local real estate conditions in areas where we own properties

         We may be affected adversely by general economic conditions and local real estate conditions. For example, an oversupply of retail space or apartments in a local area or a decline in the attractiveness of our properties to shoppers, residents or tenants would have a negative effect on us.

         Other factors that may affect general economic conditions or local real estate conditions include:

o        population trends

o        income tax laws

o        availability and costs of financing

o        construction costs

         We may be unable to compete with our larger competitors and other alternatives to our portfolio of properties

         The real estate business is highly competitive. We compete for interests in properties with other real estate investors and purchasers, many of whom have greater financial resources, revenues and geographical diversity than we have. Furthermore, we compete for tenants with other property owners. Our apartment properties portfolio competes with providers of other forms of housing, such as single family housing. Competition from single family housing increases when lower interest rates make mortgages more affordable. All of our shopping center and apartment properties are subject to significant local competition.

         We are subject to significant regulation that inhibits our activities

         Local zoning and use laws, environmental statutes and other governmental requirements restrict our expansion, rehabilitation and reconstruction activities. These regulations may prevent us from taking advantage of economic opportunities.

         Legislation such as the Americans with Disabilities Act may require us to modify our properties. Future legislation may impose additional requirements. We cannot predict what requirements may be enacted.

Our Properties

         We face risks that may restrict our ability to develop properties

         There are risks associated with our development activities in addition to those generally associated with the ownership and operation of established shopping centers and multifamily properties. These risks include:

         o expenditure of money and time on projects that may never be completed

         o        higher than estimated construction costs

         o late completion because of unexpected delays in zoning approvals, other land use approvals, construction or other factors outside of our control

         o failure to obtain zoning, occupancy or other governmental approvals

         The risks described above are compounded by the fact that we must distribute 95% of our taxable income in order to maintain our qualification as a REIT. As a result of these distribution requirements, new developments are financed primarily through lines of credit or other forms of construction financing. Because we incur debt to finance the developments, our loss could exceed our equity investment in these developments.

         Furthermore, we must acquire and develop suitable high traffic retail sites at costs consistent with the overall economics of the project. Because retail development is extremely competitive, we cannot assure you that we can contract for appropriate sites within our geographic markets.

         Many of our properties are old and in need of maintenance and/or renovation

         Many of the properties in which we have an interest were constructed more than 15 years ago. We generally spend more on maintenance of these older properties than we do on newer properties. Because older properties may be obsolete in some respects, they may generate lower rentals or may require significant capital expense for renovations. Some apartments lack amenities that are customarily included in modern construction, such as dishwashers, central air conditioning and microwave ovens. Some facilities are difficult to lease because they are too large, too small or inappropriately proportioned for today's market. We generally consider renovation of properties when renovation will enhance or maintain the long-term value of our properties.

         We may be unable to successfully integrate and effectively manage the properties we acquire

         Subject to the availability of financing and other considerations, we intend to continue to acquire interests in properties that we believe will be profitable or will enhance the value of our portfolios. Some of these properties may have unknown characteristics or deficiencies. Therefore, it is possible that some properties will be worth less or will generate less revenue than we believe at the time of acquisition. It is also possible that the operating performance of some of our properties will decline.

         To manage our growth effectively, we must successfully integrate new acquisitions. We cannot assure you that we will be able to successfully integrate or effectively manage additional properties.

         When we acquire properties, we also take on other risks, including:

         o        financing risks (some of which are described below)

         o the risk that we will not meet anticipated occupancy or rent levels

         o the risk that we will not obtain required zoning, occupancy and other governmental approvals

         o the risk that there will be changes in applicable zoning and land use laws that affect adversely the operation or development of our properties

         We may be unable to renew leases or relet space as leases expire

         When a lease expires, a tenant may refuse to renew it. We may not be able to relet the property on similar terms, if we are able to relet the property at all. We have established an annual budget for renovation and reletting expenses that we believe is reasonable in light of each property's operating history and local market characteristics. This budget, however, may not be sufficient to cover these expenses.

         Our tenants may fail to make rental payments when due

         At any time, a tenant may experience a downturn in its business that may weaken its financial condition. As a result, the tenant may fail to make rental payments when due, or may declare bankruptcy. Either event could result in the termination of that tenant's lease and material losses to us.

         We receive a substantial portion of our shopping center income as rents under long-term leases. If retail tenants are unable to comply with the terms of their leases because of rising costs or falling sales, we may modify lease terms to allow tenants to pay a lower rental or a smaller share of operating costs and taxes.

         Our casualty insurance may be inadequate

         We generally maintain casualty insurance on our assets. We believe that our insurance is adequate. However, we would be required to bear all losses to the properties that are not adequately covered by insurance. We cannot assure you that we can obtain insurance in the future at acceptable levels and reasonable cost.

         We face risks due to lack of geographic diversity

         Most of our properties are located in the eastern United States. A majority of the properties are located either in Pennsylvania or Florida. General economic conditions and local real estate conditions in these geographic regions have a particularly strong effect on us. Other REITs may have a more geographically diverse portfolio and thus may be less susceptible to downturns in one or more regions.

         We face possible environmental liabilities

         Current and former real estate owners and operators may be required by law to investigate and clean up hazardous substances released at the properties they own or operate. They may also be liable to the government or to third parties for substantial property damage, investigation costs and cleanup costs. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs the government incurs in connection with the contamination. Contamination may affect adversely the owner's ability to sell or lease real estate or to borrow with the real estate as collateral.

         From time to time, we respond to inquiries from environmental authorities with respect to properties both currently and formerly owned by us. We cannot assure you of the results of pending investigations, but we do not believe that resolution of these matters will have a material adverse effect on our financial condition or results of operations.

         We have no way of determining at this time the magnitude of any potential liability to which we may be subject arising out of unknown environmental conditions or violations with respect to the properties we formerly owned. Environmental laws today can impose liability on a previous owner or operator of a property that owned or operated the property at a time when hazardous or toxic substances were disposed of, or released from, the property. A conveyance of the property, therefore, does not relieve the owner or operator from liability.

         As to five properties, two of which we no longer own, we or a partnership in which we have an interest have responded to inquiries from environmental authorities. In one of these properties, we believe that the contamination was caused by a former tenant and we have sought indemnification from the tenant. The remaining estimated cost to remediate this property ranges from $50,000 to $100,000. In another instance, we will only be liable for remediation costs in excess of $1.0 million, and we do not anticipate currently that remediation costs will exceed

$1.0 million. If remediation costs for this property exceed $1.0 million, our liability is not expected to exceed $0.3 million.

         At four properties in which we currently have an interest, the environmental conditions continue to be investigated and have not been remediated fully. At three of these properties, groundwater contamination has been found. At one of the properties, the former owner of the property is remediating the groundwater contamination. At two of the properties, the groundwater contamination was associated with a dry cleaning operation. Although the properties with contamination arising from dry cleaning operations may be eligible under a state law for remediation with state funds, we cannot assure you that sufficient funds will be available under the legislation to pay the full costs of any such remediation.

         There are asbestos-containing materials in a number of our properties, primarily in the form of floor tiles and adhesives. The floor tiles and adhesives are generally in good condition. Fire-proofing material containing asbestos is present at some of our properties in limited concentrations or in limited areas. At properties where radon has been identified as a potential concern, we have remediated or are performing additional testing. Lead-based paint has been identified at certain of our multifamily properties and we have notified tenants under applicable disclosure requirements. Based on our current knowledge, we do not believe that the future liabilities associated with asbestos, radon and lead-based paint at the foregoing properties will be material.

         We have no insurance coverage for the types of environmental liabilities described above. In 1994, we established a reserve for environmental remediation costs of $0.6 million. In addition, we received a credit of $0.4 million for environmental matters in connection with the acquisition of two properties. Since 1994, a total of $0.7 million has been charged against the reserve. We also reduced the reserve by $0.2 million, leaving a balance of $0.1 million, which approximates our share of the remaining environmental liability. We cannot assure you that these amounts will be adequate to cover future environmental costs.

         We are aware of environmental concerns at three of our development properties. Our present view is that our share of any remediation costs necessary in connection with the development of these properties will be within the budgets for development of these properties, but the final costs and necessary remediation are not known and may cause us to decide not to develop one or more of these properties.

Financing Risks

         We face risks generally associated with our debt

         We finance parts of our operations and acquisitions through debt. This debt creates risks, including:

         o        rising interest rates on our floating rate debt

         o failure to prepay or refinance existing debt, which may result in forced disposition of properties on disadvantageous terms

         o refinancing terms less favorable than the terms of existing debt

         o        failure to meet required payments of principal and interest

         We may not be able to comply with leverage ratios imposed by our credit facility or to use our credit facility when credit markets are tight

         We currently use a secured credit facility for working capital, acquisitions, renovations and capital improvements to our properties. The credit facility currently requires our operating partnership, PREIT-Associates, to maintain certain asset and income to debt ratios and minimum income and net worth levels. If PREIT Associates fails to meet any one or more of these requirements, we would be in default. The lenders, in their sole discretion, may waive a default. We might secure alternative or substitute financing. We cannot assure you, however, that we can obtain waivers or alternative financing. Any default may have a materially adverse effect on our operations and financial condition.

         We expect to use our credit facility from time to time for acquisitions, development, renovations and capital improvements to our properties. When the credit markets are tight, we may encounter resistance from lenders when we seek financing or refinancing for some of our properties. If the credit facility is reduced significantly or withdrawn, our operations would be affected adversely. If we are unable to increase our borrowing capacity under the credit facility, our ability to make acquisitions and grow would be affected adversely. We cannot assure you as to the availability or terms of financing for any particular property.

         We have entered into agreements limiting the interest rate on portions of our credit facility. If other parties to these agreements fail to perform as required by the agreements, we may suffer credit loss.

         We may be unable to obtain long-term financing required to finance our partnerships and joint ventures.

         The profitability of each partnership or joint venture in which we are a partner or co-venturer that has short-term financing or debt requiring a balloon payment is dependent on the availability of long-term financing on satisfactory terms. If satisfactory financing is not available, we may have to rely on other sources of short-term financing, equity contributions or the proceeds of refinancing of existing properties to satisfy debt obligations. Although we do not own the entire interest in connection with many of the properties held by a partnership or joint venture, we may be required to pay the full amount of any obligation of the partnership or joint venture that we have guaranteed in whole or in part to protect our equity interest in the property owned by the partnership or joint venture. Additionally, we may determine to pay a partnership's or joint venture's obligation to protect our equity interest in its assets.

Governance

         We may be unable to effectively manage our partnerships and joint ventures due to disagreements with our partners and joint venturers

         Generally, we hold interests in our portfolio properties through PREIT Associates. In many cases we hold properties through joint ventures or partnerships with third-party partners and joint venturers and, thus, we hold less than 100% of the ownership interests in these properties. Of the properties with respect to which our ownership is partial, most are owned by partnerships in which we are a general partner. The remaining properties are owned by joint ventures in which we have substantially the same powers as a general partner. Under the terms of the partnership and joint venture agreements, major decisions, such as a sale, lease, refinancing, expansion or rehabilitation of a property, or a change of property manager, require the consent of all partners or co-venturers. Because decisions must be unanimous, necessary actions may be delayed significantly. It may be difficult or even impossible to change a property manager if a partner or co-venturer is serving as property manager.

         Business disagreements with partners may arise. We may incur substantial expenses in resolving these disputes. To preserve our investment, we may be required to make commitments to or on behalf of a partnership or venture during a dispute. Moreover, we cannot assure you that our resolution of a dispute with a partner will be on terms that are favorable to us.

         Other risks of investments in partnerships and joint ventures include:

         o partners or co-venturers might become bankrupt or fail to fund their share of required capital contributions

         o partners or co-venturers might have business interests or goals that are inconsistent with our business interests or goals

         o partners or co-venturers may be in a position to take action contrary to our policies or objectives

         o potential liability for the actions of our partners or co-venturers

         We are restricted from experiencing a sale or change in control

         Our Trust Agreement restricts the possibility of our sale or change in control, even if a sale or change in control were in our shareholders' interest. These restrictions include the ownership limit designed to ensure qualification as a REIT, the staggered terms of our Trustees and our ability to issue preferred shares. Additionally, we have adopted a rights plan that may deter a potential acquiror from attempting to acquire us.

         We have entered into agreements restricting our ability to sell some of our properties

         Because some limited partners of PREIT Associates may suffer adverse tax consequences if certain properties owned by PREIT Associates are sold, we, as the general partner of PREIT Associates, have agreed from time to time, subject to certain exceptions, that the consent of the holders of a majority (or all) of certain limited partner interests issued by PREIT Associates in exchange for a property is required before that property may be sold. These agreements may result in our being unable to sell one or more properties, even in circumstances in which it would be advantageous to do so.

         We may issue preferred shares with greater rights than your shares

         Our Board of Trustees may issue up to 25,000,000 preferred shares without shareholder approval. Our Board of Trustees may determine the relative rights, preferences and privileges of each class or series of preferred shares. Because our Board of Trustees has the power to establish the preferences and rights of the preferred shares, preferred shares may have preferences, distributions, powers and rights senior to your rights as a shareholder.

         We may amend our business policies without your approval

         Our Board of Trustees determines our growth, investment, financing, capitalization, borrowing, REIT status, operating and distribution policies. Although the Board of Trustees has no present intention to amend or revise any of these policies, these policies may be amended or revised without notice to shareholders. Accordingly, shareholders may not have control over changes in our policies. We cannot assure you that changes in our policies will serve fully the interests of all shareholders.

         Limited partners of PREIT Associates, L.P. may vote on fundamental changes we propose

         Our assets are generally held through PREIT Associates, a Delaware limited partnership of which we are the sole general partner. We currently hold a majority of the limited partner interests in PREIT Associates. However, PREIT Associates may from time to time issue additional limited partner interests in PREIT Associates to third parties in exchange for contributions of property to PREIT Associates. These issuances will dilute our percentage ownership of PREIT Associates. Limited partner interests in PREIT Associates generally do not carry a right to vote on any matter voted on by our shareholders, although limited partner interests may, under certain circumstances, be redeemed for Shares. However, before the date on which at least half of the partnership interests issued on September 30, 1997 have been redeemed, the holders of partnership interests issued on September 30, 1997 are entitled to vote, along with our shareholders, on any proposal to merge, consolidate or sell substantially all of our assets. Our partnership interests are not included for purposes of determining when half of the partnership interests have been redeemed, nor are they counted as votes. We cannot assure you that we will not agree to extend comparable rights to other limited partners in PREIT Associates.

         Our success depends in part on Ronald Rubin

         We are dependent on the efforts of Ronald Rubin, our Chief Executive Officer. The loss of his services could have an adverse effect on our operations. If Mr. Rubin were to terminate his employment, his current employment agreement with us would prevent him from becoming an employee of one of our competitors for one year.

         We do not control our management company, PREIT-RUBIN

         Although PREIT Associates owns 95% of the equity interests in our management affiliate, PREIT-RUBIN, all of PREIT-RUBIN's voting stock is owned by a stock bonus plan created for the benefit of PREIT-RUBIN's employees. PREIT-RUBIN's employees are entitled to vote the common shares vested in their accounts in the stock bonus plan on fundamental transactions such as a merger or sale of assets. A Stock Bonus Plan Committee votes the shares in the stock bonus plan on all other matters. PREIT-RUBIN's Board of Directors appoints the Stock Bonus Plan Committee's members. Thus, we do not control the day-to-day operations of PREIT-RUBIN and we have no legal power to influence the manner in which it performs its management obligations, seeks and accepts new business or otherwise determines its business strategy.

         We face risks associated with PREIT-RUBIN's management of properties owned by third parties

         PREIT-RUBIN manages a substantial number of properties owned by third parties. Risks associated with the management of properties owned by third parties include:

         o        the property owner's termination of the management contract

         o loss of the management contract in connection with a property sale

         o        non-renewal of the management contract after expiration

         o renewal of the management contract on terms less favorable than current terms

         o decline in management fees as a result of general real estate market conditions or local market factors

         Our employees who work both for us and for PREIT-RUBIN may have conflicts of interest

         There are numerous potential conflicts of interest relating to our investment in PREIT-RUBIN. The interest of those members of our management who are also PREIT-RUBIN affiliates may diverge from your interests.

         PREIT-RUBIN's employees work on our behalf. However, PREIT-RUBIN will continue to render management, development, leasing and related services to a substantial number of properties in which affiliates of PREIT-RUBIN retain equity interests. We believe that PREIT-RUBIN's management arrangements with these entities are on terms at least as favorable to PREIT-RUBIN as the average of management arrangements with parties unrelated to PREIT-RUBIN. In addition, PREIT-RUBIN leases substantial office space from entities in which our affiliates have an interest.

Other Risks

         We may fail to qualify as a REIT and you may incur tax liabilities as a result

         If we fail to qualify as a REIT, we will be subject to Federal income tax at regular corporate rates. In addition, we might be barred from qualification as a REIT for the four years following disqualification. The additional tax incurred at regular corporate rates would reduce significantly the cash flow available for distribution to shareholders and for debt service.

         To qualify as a REIT, we must comply with certain highly technical and complex requirements. We cannot be certain we have complied because there are few judicial and administrative interpretations of these provisions. In addition, facts and circumstances that may be beyond our control may affect our ability to qualify as a REIT. We cannot assure you that new legislation, regulations, administrative interpretations or court decisions will not change the tax laws significantly with respect to our qualification as a REIT or with respect to the federal income tax consequences of qualification. We believe that we have qualified as a REIT since our inception and intend to continue to qualify as a REIT. However, we cannot assure you that we have been qualified or will remain qualified.

         We may be unable to comply with the strict income distribution requirements applicable to REITs

         To obtain the favorable tax treatment associated with qualifying as a REIT, we are required each year to distribute to our shareholders at least 95% of our net taxable income. We could be required to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT, even if conditions were not favorable for borrowing.

                              CAUTIONARY STATEMENT

         In this prospectus and in reports we incorporate into this prospectus, we use forward-looking terminology such as "may," "will," "should," "expect," "anticipate," "estimate," "plan," or "continue," or the negative of or other variations on these terms, or comparable terminology, which are referred to under the securities laws as "forward-looking statements."

         Our forward-looking statements are affected by known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied by our forward-looking statements. Some, but not all, of these risks, uncertainties and factors are discussed in this prospectus. We disclaim any obligation to update this discussion or to announce publicly the result of any revisions to any of the forward-looking statements contained in this prospectus to reflect future events or developments.

                                   THE COMPANY

         PREIT, which is organized as a business trust under Pennsylvania law, is a fully integrated, self-administered and self-managed real estate investment trust, founded in 1960, that acquires, develops, redevelops and operates retail and multifamily properties.

         We conduct substantially all of our operations through PREIT Associates and we have elected, and conduct our operations in a manner intended, to comply with the requirements for qualification as a real estate investment trust (a "REIT") under the Real Estate Investment Trust Act of 1960, Sections 856-60 of the Internal Revenue Code of 1986, as amended. Under the Code, a real estate investment trust that meets certain requirements is not subject to federal income tax on the portion of its taxable income that is distributed to its shareholders, if, among other things, at least 95% of its real estate investment trust taxable income, excluding any net capital gain, is so distributed.

         Since our inception, we have been self-administered by our trustees. Our principal executive offices are located at The Bellevue, 200 S. Broad St., Philadelphia, Pennsylvania, 19102, telephone: (215) 875-0700.

                                 USE OF PROCEEDS

         We will use the proceeds, if any, from the 1999 Equity Incentive Plan for general purposes and as working capital.

                             DESCRIPTION OF THE PLAN

         The following is a summary of some material provisions of the 1999 Equity Incentive Plan (the "1999 Plan"). The summary is qualified in its entirety by reference to the 1999 Plan and any applicable agreements entered into under the 1999 Plan.

Purpose of the Plan

         The 1999 Plan provides a means for us to:

         o award specific equity-based benefits and/or loans to some of our officers and other key employees, and the officers and key employees of our subsidiaries, PREIT-RUBIN and its subsidiaries; and

         o transfer nonqualified stock options ("NQSOs") to PREIT-RUBIN to provide PREIT-RUBIN with a means of acquiring our shares.

         We adopted the 1999 Plan to attract and retain key individuals with the training, experience and expertise we desire, and to furnish additional incentive to these key individuals to promote our financial success by providing them with an equity ownership that corresponds to our financial performance, as reflected in increased shareholder value.

Securities to be Offered

         The 1999 Plan provides for the granting of:

         o        incentive stock options ("ISOs") and NQSOs to purchase shares;

         o stock appreciation rights representing the right to receive an amount measured by the appreciation in share value;

         o restricted stock awarded to the recipient subject to some restrictions;

         o performance stock awarded to the recipient subject to the attainment of designated goals; and

         o dividend equivalent rights representing the recipient's right to receive a benefit in lieu of cash dividends.

Listing and Registration of Shares

         If at any time we determine, in our discretion, that the listing, registration or qualification of the shares issuable under the 1999 Plan on any securities exchange or under the laws of any jurisdiction or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the operation of the 1999 Plan, or that we or our shareholders, key employees or PREIT-RUBIN should seek to obtain an exemption from any above-listed requirement or to continue any listing, registration, or qualification, then the purchase or grant of shares under the 1999 Plan will be postponed unless and until the listing, registration, qualification, consent, approval, or action has been effected, obtained or taken under conditions we deem acceptable. In addition, persons acquiring shares under the 1999 Plan may be required to assure us satisfactorily that the shares are being acquired for investment and not with a view to distribution.

Restrictions on Resale and Related Matters

         The following is a brief summary of some of the restrictions on the resale of shares acquired under the 1999 Plan. The application of federal securities and tax laws in particular situations may be complex, and you should seek professional advice before reselling your shares.

         Securities Act of 1933 and Rule 144. Shares acquired under the 1999 Plan will be registered under the Securities Act of 1933. Accordingly, the shares are not "restricted securities" within the meaning of Rule 144 under the Securities Act and, except for resales by our "affiliates," may be resold without reference to the holding period, manner of sale, volume and other requirements imposed by Rule 144. Our "affiliates" under applicable SEC regulations and interpretations, are persons who, alone or with others, directly or indirectly, control us. Despite registration of shares under the 1999 Plan, our "affiliates" may only sell shares in an exempt non-public sale or in compliance with Rule 144.

         Short-Swing Profit Restrictions. Section 16(b) of the Exchange Act and the rules thereunder generally require directors, "officers," as defined in the rules, and direct or indirect beneficial owners of more than 10% of our shares to repay us any "profits," as determined under the rules, they may realize, directly or indirectly, from any purchase and sale, or sale and purchase, of our equity securities in any period of less than six months. The grant of an option in accordance with the 1999 Plan is an exempt purchase for short-swing profit liability purposes. Further, the exercise of an option under the 1999 Plan is not considered a "purchase" for short-swing profit liability purposes. The sale of stock received after exercising an option, except for the sale of previously held shares to pay the exercise price of an option, will be a non-exempt sale for purposes of short-swing profit liability, and so will be matched with other non-exempt purchases within six months before or after the sale.

         The grant of a stock appreciation right under the 1999 Plan generally is not considered a "purchase" for short-swing profit liability purposes. Further, the exercise of a stock appreciation right under the 1999 Plan is not considered a "purchase" or "sale" for short-swing profit liability purposes, if the stock appreciation right is exercised in accordance with the terms of the 1999 Plan.

         The grant of a restricted stock award in accordance with the terms of the 1999 Plan is also an exempt purchase for short-swing profit liability purposes. The lapse of restrictions after the vesting of a restricted stock award under the 1999 Plan is also not a purchase for short-swing profit liability purposes. Accordingly, the grant and vesting of a restricted stock award under the 1999 Plan will not be matched with any other stock-related transaction, and will not result in short-swing profit liability. The sale of shares received under a restricted stock award under the 1999 Plan, however, will constitute a non-exempt sale for purposes of short-swing profit liability, and so will be matched with non-exempt purchases within six months before or after the sale.

         The grant of performance stock under the 1999 Plan is similarly exempt from short-swing liability, as is the vesting of performance stock. The sale of the shares received pursuant to the performance stock award, however, is not exempt from short-swing liability and will be matched with non-exempt purchases made within six months before or after the sale.

The foregoing is a very brief summary of complex rules. We advise our officers and the beneficial owners of more than 10% of our shares to consult with counsel before effecting any purchase or sale of our shares or exercising any incentive right under the 1999 Plan.

         Other. The resale of shares issued under the 1999 Plan, whether after the exercise of options received or through other awards under the 1999 Plan, is subject to other applicable provisions of the securities laws, including prohibitions against trading on inside information, as well as to the applicable terms of the 1999 Plan and of any stock option or other agreements we enter into with a grantee. Further, we refer you to the "Federal Income Tax Consequences" section below for information concerning the federal tax consequences if you resell shares issued to you after you exercise options you have received under the Plan.

Shares Subject to the Plan

         Subject to any future adjustment for share splits and similar events, the total number of shares that we can deliver under the 1999 Plan initially is 400,000, of which only 247,000 shares are newly authorized; we consolidated the remaining 153,000 shares from our other stock option plans and PREIT-RUBIN's stock option plans by reducing the number of shares previously authorized and available under those plans. In addition, shares that are subject to options under our 1990 Incentive and Nonqualified Stock Option Plan, our 1997 Stock Option Plan and PREIT-RUBIN's 1998 Stock Option Plan that expire or otherwise terminate, automatically will be made available for awards under the 1999 Plan. ISOs may be granted under the 1999 Plan to purchase a maximum of 400,000 shares. No individual may receive options and/or stock appreciation rights for more than 250,000 shares during any calendar year under the 1999 Plan. If any award that requires the participant to exercise the award for shares to be delivered terminates without having been exercised in full, or if any award payable in cash or shares is paid in cash rather than in shares, the unexercised portion of the award or the portion that was paid in cash will continue to be available for future awards. In addition, the aggregate fair market value, determined at the time the option is granted, of shares with respect to which ISOs are exercisable for the first time by any participant during any calendar year, under the 1999 Plan and under any other ISO plan of the Trust or a related entity, may not exceed $100,000.

Administration

         The 1999 Plan is administered by our Executive Compensation and Human Resources Committee (the "Committee"), which consists solely of at least two trustees who are appointed by, and serve at the pleasure of, our Board of Trustees. The Committee has full authority, subject to the terms of the 1999 Plan, to select the key employees to be granted awards under the 1999 Plan, to grant awards on our behalf, to set the terms of the awards and generally to administer the 1999 Plan.

Eligibility

         Our key employees or those of our subsidiaries, PREIT-RUBIN and its subsidiaries may receive awards under the 1999 Plan. Only our key employees or those of a related entity, however, may receive ISOs under the Plan.

Amendment and Duration of Plan

         The Committee may at any time discontinue granting awards under the 1999 Plan. The Board may at any time amend the 1999 Plan, and the Committee may amend any outstanding award, other than lowering the exercise price of options or the purchase price of restricted stock, for any purpose, or may at any time terminate the 1999 Plan, except that the following amendments may not be made without our shareholders' approval:

         o an increase in the maximum number of shares with respect to which ISOs may be granted under the Plan;

         o a change in the class of employees eligible to receive ISOs under the Plan;

         o        an extension of the Plan's duration with respect to ISOs; and

         o any amendment to the 1999 Plan requiring shareholder approval under the $1 million deduction limit on compensation in
                  Section 162(m) of the Internal Revenue Code.

Further, no amendment or termination of the 1999 Plan may affect adversely the rights of any participant, without the participant's consent, under any award previously granted.

Terms and Conditions

         Stock Options. The 1999 Plan permits the Committee to grant options that qualify as ISOs under the Internal Revenue Code, and stock options that do not so qualify. Only key employees of the Trust or a related corporation may receive ISOs. The Committee also determines the exercise price of each option. The exercise price of an ISO, however, may not be less than 100% of the fair market value of the shares on the date of grant, or 110% in the case of an ISO granted to a greater-than-10% shareholder. The exercise price of any option may not be less than the par value of the shares. The Committee may not reduce the exercise price of an option after it is granted.

         The Committee will fix the term of each option, but no term may exceed 10 years from the date of grant, or five years in the case of an ISO granted to a greater-than-10% shareholder. The Committee will determine at what time or times each option may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Committee. Also, if the fair market value of the shares subject to an option, other than an option granted in tandem with a stock appreciation right, exceeds the exercise price of the option at the time of exercise, the Committee in its discretion and at the request of the participant holding the option, may cancel the option and pay the participant an amount in cash or shares equal to the difference between the fair market value of the shares that would have been purchased by the exercise, determined on the date the option is canceled, and the exercise price that would have been paid.

         The exercise price of an option granted under the 1999 Plan must be paid in full in cash or by check, bank draft or money order or, if the terms of the option permit, by shares that have been held by the participant for at least one year, by delivery of an irrevocable undertaking by a broker to deliver promptly to us sufficient funds to pay the exercise price, or by any combination of the foregoing.

         In addition to the options described above, the 1999 Plan also requires us to issue NQSOs to PREIT-RUBIN at particular times at a purchase price equal to the value of the NQSOs as determined as of the date of issuance in accordance with the Black-Scholes option pricing model. We will issue these NQSOs when PREIT-RUBIN grants NQSOs under its 1998 Stock Option Plan (the "PREIT-RUBIN Plan") or under a stock option plan that may be established in the future by PREIT-RUBIN, with our prior written consent. Currently, no shares are available for issuance under the PREIT-RUBIN Plan. PREIT-RUBIN may only amend the PREIT-RUBIN Plan to increase the number of shares available under the PREIT-RUBIN Plan with our prior written consent under the Stock Option Agreement entered into by the Trust and PREIT-RUBIN as of July 15, 1998. NQSOs issued to PREIT-RUBIN will have the terms and conditions required by the Stock Option Agreement.

         Stock Appreciation Rights. The Committee may grant stock appreciation rights, either alone or in tandem with options, entitling the participant after exercise to receive an amount in cash and/or shares, as determined by the Committee, measured by the increase since the date of grant in the value of the shares covered by the right. Stock appreciation rights granted in tandem with options will be exercisable only at the time(s), and to the extent, that the related option is exercisable and will terminate after the exercise of the related option. The Committee may accelerate the date(s) on which stock appreciation rights not granted in tandem with stock options may be exercised.

         Restricted Stock. The Committee may grant shares of restricted stock to participants either with or without any required payment by the participant, subject to any restrictions the Committee may determine. The Committee may accelerate the date(s) on which the restrictions will lapse. Before the lapse of restrictions on shares of restricted stock, the participant will have voting and dividend rights on the shares, unless the Committee determines otherwise. Any participant who makes an election under Section 83(b) of the Code with respect to restricted stock, regarding the immediate recognition of income, must provide us with a copy of the election within 10 days of filing the election with the Internal Revenue Service.

         Performance Stock. The Committee may grant awards entitling a participant to receive shares without payment if some performance criteria are met. Receipt of the shares may be conditioned on the achievement of personal, corporate or departmental performance, share performance or any other category of performance that the Committee determines. The Committee may waive or modify any conditions in a performance stock award at any time.

         Dividend Equivalent Rights. The Committee may grant awards entitling a participant to receive a benefit in lieu of cash dividends that would have been payable on any or all shares subject to another award granted to the participant had the shares been outstanding.

         Loans. The Committee may authorize us to make a loan to a participant, either on the date of or after the grant of any award to the participant, except that the Committee's ability to authorize a loan in connection with an ISO must be included in the participant's award agreement at the time of the award. A loan may be made either in connection with the purchase of shares under the award or with the payment of any federal, state or local income tax with respect to income recognized as a result of the award. The Committee will have full authority to decide whether to make a loan and to determine the amount, terms and conditions of the loan. The loan must be made on the participant's personal, negotiable, demand promissory note, however, and the interest rate may not be lower than the lowest rate that will avoid the imputation of interest under the Internal Revenue Code.

Treatment of Awards after Termination of Employment

         If a participant's employment terminates by reason of death or disability, all options and stock appreciation rights then held by the participant that were not exercisable immediately before the termination of employment will terminate on that date, except as otherwise determined by the Committee. Any remaining options and stock appreciation rights will remain exercisable for one year from the date of termination of employment, or a shorter or longer period as the Committee decides. In the event of any other termination of employment, all options and stock appreciation rights held by the participant that are not then exercisable will terminate. Any options or stock appreciation rights that were exercisable generally will continue to be exercisable for three months, or for a longer period as the Committee decides. Notwithstanding the post-termination exercise periods described above, no option or stock appreciation right may be exercised beyond its original term.

         If a participant who holds shares of restricted stock terminates his or her employment for any reason, including death or disability before the lapse of the restrictions, the participant must resell to us the shares of restricted stock for the amount paid for the shares, or forfeit them to us if no cash was paid; except that the Committee may provide that the restrictions lapse after any termination of employment. Except as otherwise decided by the Committee, rights under a performance award and dividend equivalent rights to which a participant has not become entitled irrevocably will terminate upon the participant's death, retirement or other termination of employment with us.

Transferability

         No award granted under the 1999 Plan may be transferred other than by will or by the laws of descent and distribution. During a participant's lifetime, an award requiring exercise may be exercised only by the participant, or in the event of the participant's incapacity, the person(s) legally appointed to act on the participant's behalf.

Adjustments in Shares; Corporate Transactions

         If a stock dividend, stock split, reverse split or similar change in our capitalization occurs, the Committee will make appropriate adjustments to the maximum number of shares that may be delivered under the 1999 Plan, the maximum number of shares with respect to which ISOs may be granted, the maximum number of shares with respect to which other options or stock appreciation rights may be granted, the exercise price of outstanding awards and the number of shares issuable after an award is exercised or vests.

         If there is a "change in control" of the Trust, as defined in the 1999 Plan, all outstanding options and any stock appreciation rights in tandem with an option will become fully vested and exercisable.

         If a corporate transaction occurs such as a merger, consolidation or acquisition of property or stock, each outstanding award will be assumed by the surviving or successor entity. In the event of a proposed corporate transaction, however, the Committee may terminate all or a portion of any outstanding award if the Committee determines that doing so is in our best interests. If so, the Committee will give each participant holding an option or a stock appreciation right not less than seven days' notice before the termination, and any option or stock appreciation right that is to be so terminated may be exercised, to the extent it is then exercisable, before the termination. Further, in the event of a corporate transaction, the Committee, in its discretion, may:

         o accelerate the date on which options and stock appreciation rights become exercisable;

         o remove restrictions from the outstanding shares of restricted stock;

         o cause the delivery of any performance stock, even if the associated performance goals have not been met;

         o        cause the payment of any dividend equivalent rights; and/or

         o        forgive all or any portion of a loan.

Finally, the Committee may, in lieu of the action described above, arrange to have the surviving or acquiring entity grant the participant a replacement award substantially equivalent to the award.

Federal Income Tax Consequences

         Based on the advice of counsel, we believe that, with respect to options and other awards granted under the 1999 Plan, the normal operation of the 1999 Plan generally should have, under the Internal Revenue Code (the "Code") and the regulations and rulings thereunder, all as in effect on May 1, 2000, the principal federal income tax consequences described below. The consequences described below do not take into account any changes to the Code or the regulations thereunder that may occur after May 1, 2000.

         ISOs. To the extent options issued under the 1999 Plan qualify as ISOs under Section 422 of the Code, our principal federal income tax consequences and those of each optionee generally should be as follows:

                  (1) The optionee will not recognize taxable income on the grant of an ISO. Moreover, the optionee generally will not recognize taxable income on the optionee's exercise of an ISO, provided the optionee was our employee or that of any of our subsidiary entities, as defined in Section 424(f) of the Code, during the entire period from the date of grant of the ISO until three months before the date of exercise, increased to 12 months if employment ceased due to permanent and total disability. An amount, generally equal to the excess of the fair market value of the shares over the exercise price at the time of exercise, however, will be included in the optionee's alternative minimum taxable income in the year of exercise. The employment requirement is waived if the optionee dies. Of course, in all of these situations, the ISO itself may provide a shorter exercise period after employment ceases than the allowable period under the Code. If the employment requirements described above are not met, the tax consequences relating to NQSOs, discussed below, will apply.

                  (2) If the optionee disposes of the shares acquired under an ISO after at least two years after we grant the employee the ISO and at least one year following the date of transfer of the shares to the optionee following exercise of the ISO, the optionee will recognize a long-term capital gain or loss equal to the difference between the amount realized on the disposition and the exercise price, assuming the shares were held by the optionee as capital assets.

                  (3) If the optionee makes a disqualifying disposition of the shares, that is, disposes of the shares within two years after we grant the employee the ISO or within one year after the transfer of the shares to the optionee following exercise of the ISO, but all other requirements of Section 422 of the Code are met, the optionee generally will recognize ordinary income on disposition of the shares in an amount equal to the lesser of (i) the fair market value of the shares on the date of exercise minus the exercise price, or (ii) the amount realized on disposition minus the exercise price. Disqualifying dispositions of shares may also, depending on the sales price, result in either long-term or short-term capital gain or loss under the Code rules that govern other stock dispositions, assuming that the shares are held as capital assets.

                  (4) If all requirements of Section 422 of the Code, including the holding and employment requirements described in (1) and (2) above, are met, we are not entitled to any federal income tax deduction with respect to the ISO. If any of the requirements are not met, we will be allowed a federal income tax deduction to the extent of the ordinary income includable in the optionee's gross income in accordance with the provisions of

         Section 83 of the Code, and Section 162(m) of the Code, to the extent applicable, and the regulations thereunder.

         Nonqualified Stock Options. If options, when granted, are NQSOs or if options, when granted, are intended to be ISOs but fail to qualify as ISOs, our principal federal income tax consequences and those of each optionee generally should be as follows:

                  (1) The optionee will not recognize taxable income on the grant of a NQSO.

                  (2) The optionee will recognize ordinary income at the time the optionee exercises the NQSO, in an amount equal to the excess of the shares' fair market value at the time of the exercise over the exercise price.

                  (3) We will not be entitled to a deduction after the grant of a NQSO. We will be entitled to a deduction to the extent of the ordinary income recognized by the optionee in accordance with the rules of Sections 83 and 162(m) of the Code, to the extent applicable, and the regulations thereunder.

                  (4) Gain or loss recognized by the recipient after a subsequent disposition of shares will be short- or long-term capital gain or loss, if the shares are otherwise capital assets in the hands of the recipient.

                  (5) Section 162(m) of the Code limits the extent to which the remuneration paid to our chief executive officer, or the person acting in that capacity, and the four highest compensated executives, other than the chief executive officer (collectively, the "Covered Employees") is deductible by a corporation when the annual remuneration for any Covered Employee exceeds $1,000,000 in a taxable year. Remuneration for purposes of Section 162(m) includes cash compensation and noncash benefits paid for services, including, with respect to NQSOs, the difference between the exercise price and the market value of the stock at the time of exercise, subject to some exclusions. However, the 1999 Plan has been approved by our shareholders so that the spread on exercise of NQSOs will not be treated as remuneration for purposes of Section 162(m). Thus, we will be entitled to deduct any compensation recognized on the exercise of the NQSOs granted under the Plan.

         Stock Appreciation Rights. To the extent that stock appreciation rights are exercised by the participant, our principal federal income tax consequences and those of the participant generally should be as follows:

                  (1) When we grant a stock appreciation right, the participant recognizes no taxable income, and we are not entitled to a deduction.

                  (2) When a participant exercises a stock appreciation right, the participant recognizes ordinary income as of the date of exercise in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price.

                  (3) We are entitled to a deduction, in the same year in which the participant recognizes income, to the extent of the amount includable in the optionee's gross income in accordance with the rules of Sections 83 and 162(m) of the Code, to the extent applicable, and the regulations thereunder.

                  (4) Our otherwise allowable deduction for compensation paid or accrued to any Covered Employee generally is limited under section 162(m) of the Code to $1,000,000 per taxable year. However, the 1999 Plan has been approved by our shareholders so that the spread upon exercise of stock appreciation rights will not be treated as remuneration for purposes of Section 162(m). Thus, we will be entitled to deduct any compensation recognized on exercise of the stock appreciation rights granted under the 1999 Plan.

         Restricted Stock Awards. Our principal federal income tax consequences and those of each grantee of restricted stock under the 1999 Plan generally should be as follows:

                  (1) When we grant a participant restricted stock, the grantee will not recognize taxable income, and we will not be entitled to a deduction, unless the grantee timely elects under Section 83(b) of the Code to be taxed at the time of the grant.

                  (2) When we pay dividends attributable to restricted stock, the grantee will recognize ordinary income. After the lapse of all restrictions on shares issued through a restricted stock award, the grantee will recognize ordinary income in an amount equal to the fair market value of the shares on the date of vesting minus any purchase price paid for the restricted stock, unless the grantee elected previously and timely under Section 83(b) of the Code to be taxed at the time of grant.

                  (3) The basis of the shares received by a grantee after the vesting of a stock grant is the amount recognized by the grantee as income attributable to the shares, as described in (2) above, plus any purchase price paid for the restricted shares. The grantee's holding period for the shares begins on the day after the date of vesting. When the grantee disposes of the shares, the grantee will recognize a long-term or short-term capital gain, or loss, under Code rules that govern stock dispositions, assuming that the shares are held by the grantee as capital assets.

                  (4) Generally, we will be entitled to a deduction, in the same year in which the grantee recognizes income, equal to the amount of ordinary income includable in the grantee's gross income in accordance with the rules of Sections 83 and 162(m) of the Code, to the extent applicable, and the regulations thereunder.

                  (5) The otherwise allowable deduction for compensation paid or accrued to any Covered Employee generally is limited under Section 162(m) of the Code to $1,000,000 per taxable year. Restricted stock grants, and the dividends received on them, should be treated as compensation for purposes of this $1,000,000 limit.

                  (6) We recognize no gain or loss when we issue shares under the 1999 Plan.

         Performance Stock Awards. Our principal federal income tax consequences and those of each grantee of performance stock awards under the 1999 Plan generally should be as follows:

                  (1) When we grant a participant a performance stock award, the grantee will recognize ordinary income in an amount equal to the fair market value of the shares on the date of grant.

                  (2) The basis of the shares a grantee receives through a performance stock award is the amount the grantee recognizes as income attributable to the shares, as described in (1) above. The grantee's holding period for the shares begins on the day after the date of the grant. When the grantee disposes of the shares, the grantee will recognize a long-term or short-term capital gain, or loss, under Code rules that govern stock dispositions, assuming that the grantee holds the shares as capital assets.

                  (3) Generally, we will be entitled to a deduction, in the same year in which the grantee recognizes income, equal to the amount of ordinary income includable in the grantee's gross income in accordance with the rules of Sections 83 and 162(m) of the Code, to the extent applicable, and the regulations thereunder.

                  (4) The otherwise allowable deduction for compensation paid or accrued to any Covered Employee generally is limited under Section 162(m) of the Code to $1,000,000 per year. However, the 1999 Plan has been approved by our shareholders so that the performance stock will not be treated as remuneration for purposes of Section 162(m). Thus, we will be entitled to deduct any compensation recognized through the grantee's receipt of the performance stock.

                  (5) We recognize no gain or loss when we issue shares under the 1999 Plan.

         Dividend Equivalent Rights. If a participant receives dividend equivalent rights under the 1999 Plan, our principal federal income tax consequences and those of the participant generally should be as follows:

                  (1) The participant will recognize ordinary income not later than the date that dividend equivalent rights are paid to the participant.

                  (2) We are entitled to a deduction, in the same year in which the participant recognizes income, equal to the amount includable in the participant's gross income in accordance with the rules of Sections 83 and 162(m) of the Code, to the extent applicable, and the regulations thereunder.

                  (3) Our otherwise allowable deduction for compensation paid or accrued generally is limited under Section 162(m) of the Code to $1,000,000 per participant per year. Amounts attributable to dividend equivalent rights should be treated as compensation for purposes of the $1,000,000 limit.

         Withholding. Our obligation to deliver shares after the exercise of any option, stock appreciation right or other award under the 1999 Plan is subject to any applicable federal, state and local tax withholding requirements. In the case of an award under which shares may be delivered, the Committee may require that the participant or other appropriate person remit to us an amount sufficient to satisfy the withholding requirements, or make other arrangements satisfactory to the Committee with regard to those requirements, before the delivery of any shares.

         The Committee may permit a participant to elect to satisfy these withholding obligations with respect to awards paid in shares by electing to have shares withheld from the award. Various additional tax consequences result from the use of shares to satisfy the withholding requirements. These consequences are too complex to be described in detail in this prospectus. We urge strongly any participant who contemplates withholding shares in this manner to consult his or her tax advisor with respect to the associated tax treatment.

Other Considerations

         The 1999 Plan is not qualified under Section 401(a) of the Code and, based on current law and published interpretations, we believe the 1999 Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

         The above paragraphs are only a summary of some of the federal income tax consequences relating to the 1999 Plan as we adopted it on March 24, 1999. We have not considered the effects of state, local and other laws, including, without limitation, tax laws, on the 1999 Plan or on the participants. These laws will vary depending on the particular jurisdiction or jurisdictions involved.

         Because of the complexities involved in the application of federal, state and local tax laws to specific circumstances, and the uncertainties as to possible future changes in the tax laws, we strongly urge each participant to consult a tax advisor with respect to his or her own situation.

                        FEDERAL INCOME TAX CONSIDERATIONS

General

         The following discussion summarizes the federal income tax considerations that may be material to a prospective holder of shares. Drinker Biddle & Reath LLP, our counsel, has provided an opinion letter to us respecting the discussion set forth below under this heading "Federal Income Tax Considerations," and the opinion is included as an Exhibit to the registration statement. The following discussion, which is not exhaustive of all possible tax considerations, does not give a detailed discussion of any state, local or foreign tax considerations; nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to certain types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws.

EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF SHARES IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of the Company

         General. The Company is designed to qualify and has elected to qualify as a "real estate investment trust" under Sections 856-60 of the Code. The Company believes that it has been organized and has operated in a manner to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in this manner. No assurance, however, can be given that the Company has operated in a manner so as to qualify as a REIT or that it will continue to operate in this manner in the future. Qualification and taxation as a REIT depends upon the Company's ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of share ownership, the various qualification tests imposed under the Code on REITs, some of which are summarized below. While the Company intends to operate so that it qualifies as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in circumstances of the Company, no assurance can be given that the Company satisfies these tests or will continue to do so. See "Failure to Qualify" below.

         The following is a general summary of the Code provisions that govern the Federal income tax treatment of a REIT and its shareholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and administrative and judicial interpretations thereof. If the Company qualifies for taxation as a REIT, it generally will not be subject to Federal corporate income taxes on net income that it currently distributes to shareholders. However, the Company will be subject to Federal income tax on any income that it does not distribute and will be subject to Federal income tax in certain circumstances on certain types of income even though that income is distributed.

         Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares of stock, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) that during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (vii) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The Company's Trust Agreement provides certain disclosure requirements for 1% or greater shareholders and certain restrictions regarding the transfers of Company shares that are intended to assist the Company in continuing to satisfy the share ownership requirements described in
(v) and (vi) above.

         A REIT is permitted to have a wholly owned subsidiary (also referred to as a "qualified REIT subsidiary"). A qualified REIT subsidiary is not treated as a separate entity for Federal income tax purposes. Rather, all of the assets, liabilities and items of income, deductions and credit of a qualified REIT subsidiary are treated as if they were those of the REIT.

         A REIT is deemed to own its proportionate share of the assets of a partnership in which it is a partner and is deemed to receive its proportionate share of the income of the partnership. Thus, the Company's proportionate share of the assets, liabilities and items of income of PREIT Associates (the "Operating Partnership") and each of the real estate partnerships or other pass-through entities in which PREIT Associates holds an interest (the "Title Holding Partnerships") will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein, provided that PREIT Associates and the Title Holding Partnerships are treated as partnerships for Federal income tax purposes.

         Income Tests. To maintain its qualification as a REIT, a REIT must satisfy two gross income requirements each year. First, at least 75% of the REIT's gross income (excluding gross income from prohibited transactions) for each year must be derived directly or indirectly from investments in real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the REIT's gross income (excluding gross income from prohibited transactions) for each year must be derived from the same items that qualify under the 75% income test, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

         Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions (related to the identity of the tenant, the computation of the rent payable, and the nature of the property leased) are met. The Company does not anticipate receiving rents in excess of five (5%) percent of gross income that fail to meet these conditions. In addition, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render more than a de minimus amount of services to tenants, other than through an "independent contractor" from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." Although PREIT-RUBIN renders services with respect to rental properties of PREIT Associates and the Title Holding Partnerships, and PREIT-RUBIN does not constitute an "independent contractor" for this purpose, the Company believes that the services being provided by PREIT-RUBIN with respect to these properties are usual or customary or should not otherwise be considered "rendered to the occupant." The Company believes, moreover, that the aggregate amount of any nonqualifying income in any taxable year earned by PREIT Associates and the Title Holding Partnerships has not caused, and will not cause, the Company to exceed the limits on nonqualifying income under the 75% and 95% gross income tests.

         PREIT Associates owns all of the nonvoting common shares of PREIT-RUBIN, a corporation that is taxable as a regular corporation. PREIT-RUBIN performs management, development and leasing services for PREIT Associates and other real estate owned in whole or in part by third parties. The third-party income earned by and taxed to PREIT-RUBIN would be nonqualifying income if earned directly by the Company. As a result of the corporate structure, all third-party and other services income will be earned by and taxed to PREIT-RUBIN at applicable Federal and state corporate income tax rates and will be received by the Company only indirectly as dividends, after reduction by these taxes. Although dividends generally qualify under the 95% test, the IRS refuses to rule on this issue when the dividends are earned in this manner.

         If the Company fails to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for that year if it is entitled to relief under certain provisions of the Code. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. Even if these relief provisions were to apply, however, a tax would be imposed with respect to the "excess net income" attributable to the failure to satisfy the 75% and 95% gross income tests.

         Asset Tests. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets: (i) at least 75% of the value of the Company's total assets must be represented by "real estate assets," cash, cash items and government securities; (ii) not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class; and (iii) of the investments included in the 25% asset class, the value of any one issuer's securities (other than an interest in a partnership, shares of a "qualified REIT subsidiary" or another
REIT) owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities (other than an interest in a partnership, shares of a qualified REIT subsidiary or another REIT).

         The Company believes that it has complied, and anticipates that it will continue to comply, with these asset tests. The Company is deemed to hold directly its proportionate share of all real estate and other assets of PREIT Associates and all assets deemed owned by PREIT Associates through its ownership of partnership interests in other partnerships. As a result, the Company believes that more than 75% of its assets are real estate assets. In addition, the Company does not plan to hold any securities representing more than 10% of any one issuer's voting securities, other than any qualified REIT subsidiary of the Company, nor securities of any one issuer exceeding 5% of the value of the Company's gross assets. As previously discussed, the Company is deemed to own its proportionate share of the assets of a partnership in which it is a partner so that the partnership interest, itself, is not a security for purposes of this asset test.

         PREIT Associates owns all of the nonvoting common shares of PREIT-RUBIN. PREIT Associates does not own any of the voting securities of PREIT-RUBIN. The Company believes that its indirect interest in the securities of PREIT-RUBIN did not as of September 30, 1997 and does not currently exceed 5% of the total value of the Company's assets. However, no independent appraisals have been obtained.

         No assurance can be given that the Company's indirect ownership of PREIT-RUBIN will meet the 10% voting securities test. Before June 1994, the Internal Revenue Service (the "IRS") routinely issued rulings that the 10% voting securities test was met in any case where the REIT did not own more than 10% of a management company's voting stock. However, in September 1994, the IRS reevaluated its position on this issue and now refuses to issue a ruling on whether the 10% voting securities test is met.

         After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests, and to take any other action within 30 days after the close of any quarter as may be required to cure any noncompliance. We cannot assure you, however, that this other action will always be successful.

         New Legislation. Under the Tax Relief Extension Act of 1999, enacted late last year, the REIT asset tests will change for taxable years beginning after December 31, 2000, and certain other changes will be made in the tax provisions applicable to REITs.

         Under the new asset tests, the prohibition on ownership of 10% or more of the voting stock of any corporation other than a qualified REIT subsidiary will be expanded to prohibit ownership of 10% or more of the vote or value of the corporation's stock. However, an exception to this prohibition will be created under which a REIT will generally be permitted to own any percentage of the stock of a corporation (a "taxable REIT subsidiary"), provided that the aggregate value of the REIT's interests in taxable REIT subsidiaries and other securities does not exceed 25% of the value of the REIT's gross assets. A corporation that is partially or wholly owned by a REIT will qualify as a "taxable REIT subsidiary" if both the REIT and the subsidiary so elect.

         A grandfathering provision applies generally to prevent the new 10% test from applying to an existing partially owned subsidiary of a REIT (such as PREIT-RUBIN) provided that, at no time after July 12, 1999, the REIT acquires any additional securities of the subsidiary (other than pursuant to a binding contract in existence on that date), or the subsidiary engages in a substantial new line of business, or acquires any substantial asset. Also, a special transition rule provides that a conversion of a corporation to a taxable REIT subsidiary will be treated as a nontaxable transaction, provided that the conversion takes place before January 1, 2004 and at a time when the grandfathering provision applies to the corporation.

         A taxable REIT subsidiary will be permitted to provide services to tenants of the REIT without adversely affecting the status of rents from those tenants as qualifying REIT income.

         Certain other new provisions are designed to curtail REITs' ability to minimize the taxable income of their taxable REIT subsidiaries. A 100% tax will apply to any excessive interest expense or other deductions paid by a taxable REIT subsidiary to the REIT and to any amounts by which the taxable REIT subsidiary undercharges tenants of the REIT. Also, there will be limitations on the deductibility of interest by highly leveraged taxable REIT subsidiaries.

         Annual Distribution Requirements. To qualify as a REIT, the Company generally must distribute to its shareholders at least 95% of its income each year. In addition, the Company will be subject to tax on the undistributed amount at regular corporate rates and also may be subject to a 4% excise tax on undistributed income.

         The Company believes that it has made, and expects to continue to make, timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the distribution requirements. In that event, the Company may arrange for short-term, or possibly long-term, borrowing (by itself or by PREIT Associates) to permit the payments of required dividends.

         Failure to Qualify. If the Company fails to qualify for taxation as a REIT in any taxable year, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to this statutory relief.

         Income Taxation of PREIT Associates, the Title Holding Partnerships and Their Partners. The following discussion summarizes certain Federal income tax considerations applicable to the Company's investment in PREIT Associates and the Title Holding Partnerships:

         Classification of PREIT Associates and Title Holding Partnerships as Partnerships. The Company will be entitled to include in its income its distributive share of the income and to deduct its distributive share of the losses of PREIT Associates (including PREIT Associates' share of the income or losses of the Title Holding Partnerships) only if PREIT Associates and the Title Holding Partnerships (collectively, the "Partnerships") are classified for Federal income tax purposes as partnerships rather than as associations taxable as corporations. The Partnerships have not elected, and do not intend to elect, to be taxable for Federal income tax purposes as corporations. Accordingly, under applicable "check-the-box" regulations, they should be classified as partnerships for Federal income tax purposes.

         Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, the allocations will be disregarded for tax purposes under Section 704(b) of the Code if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder as to substantial economic effect and other requirements.

         If an allocation is not recognized for Federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to the item. PREIT Associates' allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

         Tax Allocations With Respect to Contributed Properties. The properties contributed directly or indirectly to PREIT Associates have generally been appreciated as of the time of contribution, and it is likely that properties contributed in the future will also be appreciated. Under Section 704(c) of the Code, items of income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for Federal income tax purposes in a manner so that the contributor is charged with or benefits from the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of the property at the time of contribution. The partnership agreements of the Partnerships require allocations of income, gain, loss and deduction attributable to the contributed property to be made in a manner that is consistent with Section 704(c) of the Code. If the Partnerships sell contributed property at a gain or loss, the gain or loss will be allocated to the contributing partner(s) generally to the extent of the precontribution unrealized gain or loss.

         Depreciation. The Partnerships' assets other than cash consist largely of appreciated property contributed by its partners. Assets contributed to a partnership in a tax-free transaction carry over their depreciation schedules. Accordingly, PREIT Associates depreciation deductions for its real property are based largely on the historic depreciation schedules for the properties. The properties are being depreciated over a range of 15 to 40 years using various methods of depreciation which were determined at the time that each item of depreciable property was placed in service. Any real property purchased by the Partnerships will be depreciated over at least 39 years. In certain instances where a partnership interest rather than real estate is contributed to the Partnership, the real estate may not carry over its depreciation schedule but rather may, similarly, be subject to the lengthier depreciation period.

         Section 704(c) of the Code requires that depreciation as well as gain and loss be allocated in a manner so as to take into account the variation between the fair market value and tax basis of the property contributed. Depreciation with respect to any property purchased by PREIT Associates subsequent to the admission of its partners, however, will be allocated among the partners in accordance with their respective percentage interests in the Partnerships.

         Sale of Partnership Property. Generally, any gain realized by a partnership on the sale of property held by the partnership for more than one year will be long-term capital gain, except for any portion of the gain that is treated as depreciation or cost recovery recapture. However, under the REIT requirements, the Company's share as a partner of any gain realized by the Partnerships on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. The prohibited transaction income could also have an adverse effect upon the Company's ability to satisfy the income tests for REIT status. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. A safe harbor to avoid classification as a prohibited transaction exists as to real estate assets held for the production of rental income by a REIT for at least four years where in any taxable year the REIT has made no more than seven sales of property or, in the alternative, the aggregate of the adjusted bases of all properties sold does not exceed 10% of the adjusted bases of all of the REIT's properties during the year and the expenditures includable in a property's net sales Price. The Partnerships intend to hold properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating and leasing properties and to make occasional sales of the properties as are consistent with the Company's and PREIT Associates investment objectives. No assurance can be given, however, that no property sale by the Partnerships will constitute a sale of inventory or other property held primarily for sale to customers.

Taxation of Shareholders

         Taxation of Taxable Domestic Shareholders. As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income, and corporate shareholders will not be eligible for the dividends received deduction as to the amounts. Distributions that are designated as 20%-rate capital gain dividends will be taxed as long-term capital gains, and distributions that are designated as 25%-rate gain dividends will be taxed as 25%-rate gain, in each case without regard to the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current or accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares, but rather will reduce the adjusted basis of the shares. To the extent that the distributions exceed the adjusted basis of a shareholder's shares, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the shareholder.

         In addition, to the extent, if any, that the Company does not distribute all its net capital gain (including 25%-rate gain) in a year, the Company may elect to designate (in a written notice to shareholders) that the undistributed capital gain shall nonetheless be treated for Federal income tax purposes as if it had been distributed proportionately to the Company's shareholders as of the end of the year and recontributed to the Company's capital. In that case, the shareholders will be taxed on the gain, but will receive a tax credit for the tax paid by the Company on the gain, and each shareholder's basis in shares of the Company will be increased by the excess of the amount of the gain over the amount of the tax credit.

         In general, a domestic shareholder will realize capital gain or loss on the disposition of shares equal to the difference between (i) the amount of cash and the fair market value of any property received on the disposition and (ii) the shareholder's adjusted basis of the shares. The gain or loss generally will constitute long-term capital gain or loss if the shareholder has held the shares for more than one year. Loss upon a sale or exchange of shares by a shareholder who has held the shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by the shareholder as long-term capital gain (including both 20%- and 25%-rate gain).

         Under certain circumstances, domestic shareholders may be subject to backup withholding at the rate of 31% with respect to dividends paid.

         Taxation of Tax-Exempt Shareholders. The Company does not expect that distributions by the Company to a shareholder that is a tax-exempt entity will constitute "unrelated business taxable income" ("UBTI"), provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity.

         Taxation of Non-U.S. Shareholders. The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex, and no attempt will be made herein to provide more than a limited summary of these rules. Prospective Non-U.S. Shareholders should consult with their own tax advisor to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in shares, including any reporting requirements. In particular, Non-U.S. Shareholders who are engaged in a trade or business in the United States, and Non-U.S. Shareholders who are individuals and who were present in the United States for 183 days or more during the tax year and have a "tax home" in the United States, may be subject to tax rules different from those described below.

         Distributions that are not attributable to gain from sales or exchanges by the Company of U.S. real property interests and not designated by the Company as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. These distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares, but rather will reduce the adjusted basis of the shares. To the extent that these distributions exceed the adjusted basis of a Non-U.S. Shareholder's shares, they will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of shares as described below (in which case they also may be subject to a 30% branch profits tax if the shareholder is a foreign corporation). If it cannot be determined at the time a distribution is made whether or not the distribution will be in excess of current or accumulated earnings and profits, the entire distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Shareholder may seek a refund of the amounts from the IRS if it is subsequently determined that the distribution was, in fact, in excess of current or accumulated earnings and profits of the Company.

         For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Shareholder not entitled to treaty relief or exemption. The Company is required by applicable Treasury Regulations to withhold 35% of any distribution that is or could be designated by the Company as a capital gain dividend. The amount withheld is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

         Although the law is not entirely clear on the matter, it appears that amounts of undistributed capital gain that are designated by the Company as deemed distributions (as discussed under "Taxation of Taxable Domestic Shareholders" above) would be treated with respect to Non-U.S. Shareholders in the manner outlined in the preceding paragraph for actual distributions by the Company of capital gain dividends. Under that approach, the Non-U.S. Shareholders would be able to offset as a credit against their United States Federal income tax liability resulting therefrom their proportionate share of the tax paid by the Company on the undistributed capital gains (and to receive from the IRS a refund to the extent their proportionate share of the tax paid by the Company were to exceed their actual United States Federal income tax liability).

         Gain recognized by a Non-U.S. Shareholder upon a sale of shares generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. The Company believes that it is a "domestically controlled REIT," and, therefore, that the sale of shares will not be subject to taxation under FIRPTA. If the gain on the sale of shares were to be subject to tax under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. shareholders with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the shares would be required to withhold and remit to the IRS 10% of the purchase Price.

Other Tax Considerations

         State and Local Taxes. The Company and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisor regarding the effect of state and local tax laws on an investment in the shares of the Company.

                                  LEGAL MATTERS

         The legality of the shares offered by this prospectus will be passed on for us by Drinker Biddle & Reath LLP. Drinker Biddle & Reath LLP will also pass on certain of our federal income tax matters. Sylvan M. Cohen, Chairman of our Board, is of counsel to Drinker Biddle & Reath LLP. Mr. Cohen is also the beneficial owner of a substantial number of our shares.

                                     EXPERTS

         The financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934, which require us to file reports, proxy statements and other information with the SEC. You may read and copy our SEC filings at the SEC's Public Reference Facilities, which are in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the SEC's following regional offices: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of the material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, by calling 1-800-SEC-0330. The SEC also maintains an Internet web site at http://www.sec.gov that contains our SEC filings. In addition, our shares are listed on the New York Stock Exchange and our SEC filings can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         We filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to the shares we are offering by this prospectus. This prospectus does not contain all of the information set forth in the registration statement because we have omitted some of the information as permitted by the SEC's rules and regulations. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete. In each instance, each statement is qualified, in all respects, by reference to the copy of the applicable contract or documents filed as an exhibit to the registration statement. For further information about us and our shares, we refer you to the registration statement and the exhibits and schedules that may be obtained from the SEC at its principal office in Washington, D.C. after payment of the SEC's prescribed fees.

         The SEC allows us to "incorporate by reference" the information in documents we file with them. This means that we can disclose important information by referring you to these documents. The information we incorporate by reference is an important part of this prospectus, and information in documents we file after the date of this prospectus automatically will update and supersede information in this prospectus.

         We filed the documents listed below under the Exchange Act with the SEC, and we incorporate each of the documents, and all documents filed after the date of this prospectus under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, into this prospectus by reference:

         1. Our Annual Report on Form 10-K for the calendar year ended December 31, 1999, filed on March 30, 2000.

         2. Our shares' description contained in the registration statement on Form 8-A filed on October 24, 1997 (amended November 13, 1997 and again on December 17, 1997) and the description of the rights to purchase our shares contained in the registration statement on Form 8-A filed on May 3, 1999.

         3. Our definitive proxy statement for the Annual Meeting of Shareholders on May 10, 2000, filed on April 10, 2000.

         4. Our Current Report on Form 8-K dated February 28, 2000.

         We will provide without charge to each person to whom a copy of this prospectus is delivered, after their written or oral request, a copy of any or all of the documents we have incorporated in this prospectus by reference. Written requests for copies should be addressed to:

                    Pennsylvania Real Estate Investment Trust
                           Attention: Jeffrey A. Linn,
                 Senior Vice President-Acquisitions & Secretary
                                  The Bellevue
                               200 S. Broad Street
                        Philadelphia, Pennsylvania 19102
                            Telephone: (215) 875-0700

                                TABLE OF CONTENTS
                                                                            Page


RISK FACTORS...................................................................2
CAUTIONARY STATEMENT..........................................................12
THE COMPANY...................................................................12
USE OF PROCEEDS...............................................................12
DESCRIPTION OF THE PLAN.......................................................12
FEDERAL INCOME TAX CONSIDERATIONS.............................................25
LEGAL MATTERS.................................................................33
EXPERTS.......................................................................33
WHERE YOU CAN FIND MORE INFORMATION...........................................34

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution.

         The following table sets forth our estimated expenses payable in connection with this registration statement.

         Securities and Exchange Commission Registration Fee........... $ 1,865
         Legal Fees and Expenses.......................................  10,000
         Miscellaneous Expenses........................................   2,500
         Total......................................................... $14,365

Item 15. Indemnification of Directors and Officers.

         Our Trust Agreement, as amended, provides that:

         o no Trustee is liable personally for monetary damages for any action, or any failure to take action, except to the extent a Pennsylvania business corporation's director would remain liable under the provisions of 15 Pa. CS Section 1713, and

         o an officer who performs his duties in good faith, in a manner reasonably believed to be in our best interests and with the care, skill and diligence a person of ordinary diligence would use will not be liable by reason of having been an officer.

         Our Trust Agreement provides also that every Trustee and officer is entitled as of right to be indemnified by us against reasonable expense (including attorney's fees) and any liability, loss, judgment, excise tax, fine, penalties, and settlements they pay or incur in connection with an actual (whether pending or completed) or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in our right or otherwise, in which he or she may be involved, as a party or otherwise, by reason of being or having been a Trustee or officer or because the person is or was serving in any capacity at our request as a trustee, director, officer, employee, agent, partner, fiduciary or other representative or another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other entity provided, however, that:

         o no right of indemnification will exist with respect to an action brought by a Trustee or officer against us; and

         o no indemnification will be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by the final judgment of a court of competent jurisdiction to have constituted willful misconduct or recklessness.

         The right to indemnification is contractual in nature and includes the right to be paid in advance the expenses incurred in connection with any proceedings; provided, however, that advance payments must be made in accordance with applicable law and must be accompanied by an undertaking by or on behalf of the applicable Trustee or officer to repay all amounts so advanced if it is determined ultimately that the applicable Trustee or officer is not entitled to indemnification under the Trust Agreement.

         Our By-laws require us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, including actions by or in our right, whether civil, criminal, administrative or investigative, because the person is or was a Trustee or officer, or is or was serving, while a Trustee or officer, at our request, as a director, officer, employee, agent, fiduciary or other representative of another for profit or not-for-profit corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement incurred actually and reasonably by the person in connection with the action or proceeding, unless a court determines that the act or failure to act giving rise to the claim for indemnification constituted willful misconduct or recklessness. Our By-laws also provide that the right to indemnification is contractual in nature and includes the right to be paid the expenses (including attorneys fees) incurred in defending any action or proceeding in advance of the action or proceeding's final disposition upon our receipt of an undertaking by or on behalf of the person to repay the amount if it is determined ultimately that the person is not entitled to indemnification.

         In addition, our Trust Agreement and Pennsylvania law permit us to provide similar indemnification to employees, agents and other persons who are not Trustees or officers. Pennsylvania law also permits indemnification in connection with a proceeding brought by or in our right to procure a judgment in our favor and requires indemnification in certain cases where the Trustee or officer is the prevailing party. Certain of the employment agreements we have entered into with our officers provide the officer indemnification. Generally, these contracts require us to indemnify the officer to the fullest extent permitted under the Trust Agreement. The limited partnership agreement for PREIT Associates our operating partnership (the "Operating Partnership"), also provides for indemnification of us, the Trustees and our officers for any and all actions with respect to PREIT Associates; provided, however, that PREIT Associates will not provide indemnity for:

         o        willful misconduct or knowing violation of the law;

         o any action where the covered person received an improper personal benefit in violation or breach of PREIT Associates' limited partnership agreement;

         o any violation of PREIT Associates' limited partnership agreement; or

         o any liability the person may have to PREIT Associates under certain documents delivered in the transaction in which properties were or will be contributed to PREIT Associates

         Currently, we maintain insurance for our Trustees and officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to Trustees, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the Securities and Exchange Commission's opinion, the indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

Item 16.  Exhibits.

(a)      Exhibits:

Exhibit
Number     Description

5          Opinion of Drinker Biddle & Reath LLP

8          Opinion of Drinker Biddle & Reath LLP regarding tax matters

23.1 Consent of Arthur Andersen LLP (Independent Public Accountants of the Registrant)

23.2       Consent of Drinker Biddle & Reath LLP (included in Exhibits 5 and 8)

24         Powers of Attorney - Included on signature page.


Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions discussed in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on May 9, 2000.

                                    PENNSYLVANIA REAL ESTATE INVESTMENT TRUST



                                    By:    /s/ Jonathan B. Weller
                                           ----------------------
                                           Jonathan B. Weller,
                                           President and Chief Operating Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, does hereby constitute and appoint RONALD RUBIN, SYLVAN M. COHEN and JONATHAN B. WELLER, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution, resubstitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


                    Name                                          Capacity                                   Date
                    ----                                          --------                                   ----

/s/  Sylvan M. Cohen                            Chairman of the Board and Trustee                         May 9, 2000
---------------------------------
Sylvan M. Cohen


                                                Chief Executive Officer and Trustee                       May _, 2000
---------------------------------
Ronald Rubin


/s/  Jonathan B. Weller                         President, Chief Operating Officer and                    May 9, 2000
---------------------------------               Trustee
Jonathan B. Weller


                                                Trustee                                                   May _, 2000
---------------------------------
William R. Dimeling


                                                Trustee                                                   May _, 2000
---------------------------------
Rosemarie B. Greco


/s/ Lee H. Javitch                              Trustee                                                   May 9, 2000
---------------------------------
Lee H. Javitch


/s/ Leonard I. Korman                           Trustee                                                   May 9, 2000
---------------------------------
Leonard I. Korman


/s/  Jeffrey P. Orleans                         Trustee                                                   May 9, 2000
---------------------------------
Jeffrey P. Orleans


/s/  George F. Rubin                            Trustee                                                   May 9, 2000
---------------------------------
George F. Rubin


/s/  Edward A. Glickman                         Executive Vice President and Chief Financial              May 9, 2000
---------------------------------               Officer
Edward A. Glickman


/s/  Dante J. Massimini                         Senior Vice President - Finance and                       May 9, 2000
---------------------------------               Treasurer (Chief Accounting Officer)
Dante J. Massimini

                                  EXHIBIT INDEX

Exhibit
Number      Description
-------     -----------
5           Opinion of Drinker Biddle & Reath LLP

8           Opinion of Drinker Biddle & Reath LLP regarding tax matters

23.1 Consent of Arthur Andersen LLP (Independent Public Accountants of the Registrant)

23.2        Consent of Drinker Biddle & Reath LLP (included in Exhibits 5 and 8)

24          Power of Attorney - Included on signature page.